Execution Copy

ASSET PURCHASE, TECHNOLOGY TRANSFER AND

LICENCE AGREEMENT

BETWEEN

2024069 ONTARIO INC.

AND

4234260 Canada Inc.

AND

4234251 Canada Inc.

AND

NEUTRON ENTERPRISES, INC.

December __, 2004

ASSET PURCHASE, TECHNOLOGY TRANSFER AND LICENCE AGREEMENT

                THIS AGREEMENT made the _______ day of December, 2004,

B E T W E E N:

2024069 ONTARIO INC., a corporation incorporated under the laws of Ontario,

(hereinafter referred to as the "Vendor"),

- and -

4232451 Canada Inc., a corporation incorporated under the laws of Canada,

(hereinafter referred to as the "Purchaser"),

- and -

4234260 Canada Inc., a corporation incorporated under the laws of Canada (hereinafter referred to as "Holdings")

- and -

NEUTRON ENTERPRISES, INC., a corporation incorporated under the laws of Nevada,

(hereinafter referred to as "Parent").

                THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants, agreements, representations, warranties and indemnities of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties agree as follows:

     SECTION 1
INTERPRETATION

1.1         Definitions

                For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

"Affiliate" means, with respect to any Person, any other Person Controlling, Controlled by, or under common Control with, such Person.

"Applicable Laws" means all laws, statutes, ordinances, regulations, rules, by-laws, judgments, decrees or orders of any Authority having jurisdiction over the Vendor or over any part of the Purchased Assets, including without limitation, the Employment Legislation.

"Assigned Contracts" has the meaning set out in paragraph 2.1(b)

"Assigned Third Party Software Licences" has the meaning set out in paragraph 2.1(c).

"Assumed Liabilities" has the meaning set out in subsection 3.6.

"Authority" means any governmental or regulatory authority, department, body or agency or any court, tribunal, bureau, commission, arbitrator or arbitration board or other similar body, whether federal, provincial, state or municipal.

"Books and Records" means all books and records relating to the Purchased Assets (other than books and records required to be retained by the Vendor, copies of which will be made available to the Purchaser).

"Business Day" means any day, other than a Saturday or a Sunday, or a statutory public holiday in the Province of Ontario.

"Cash Payment" has the meaning set out in subsection 3.2.

"Claim" has the meaning set out in subsection 10.3.

"Closing Date" means December 13, 2004 or such other date as the Vendor and the Purchaser may mutually determine.

"Commission" means the Securities and Exchange Commission.

"Common Stock" means the common stock, par value $0.001 per share, of the Parent.

"Contracts" means any agreement, indenture, contract, lease, deed of trust, licence, option, instrument, orders or other commitment, whether written or oral.

"Control" and its derivatives mean, with regard to any Person, the legal, beneficial or equitable ownership, directly or indirectly, of more than 50% of the capital stock (or other ownership interests, if not a corporation) of such Person ordinarily having voting or equivalent rights.

"Derivative Works" means any work of authorship that is based, in whole or in part, upon any pre-existing works, such as a revision, modification, translation, abridgement, condensation, expansion or any other form in which such pre-existing works may be recast, transformed or adopted and which, if prepared without authorization of the owner of the copyright in such pre-existing work, would constitute an infringement of copyright in that work.

"Direct Claim" has the meaning set out in Section 10.3.

"Elected Amount" for any Purchased Asset means the amount determined in respect of such Purchased Asset in accordance with subsection 0.

"Employment Legislation" means, collectively, the Canadian Human Rights Act, the Canada Labour Code, the Employment Equity Act (Canada) and the Pension Benefits Standards Act

(Canada) and the Employment Insurance Act (Canada), any any applicable provincial employment legislation.

"Encumbrance" means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, right of occupation, any matter capable of registration against title, option, right of pre-emption, privilege or any contract to create any of the foregoing.

"ETA" means Part IX of the Excise Tax Act (Canada), as amended from time to time.

"Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

"Exchangeable Shares" means the fully paid and non-assessable Class E Exchangeable Shares in the capital of the Purchaser exchangeable for Common Stock of the Parent.

"GST" means all taxes payable under the ETA or under any provincial legislation similar to the ETA, and any reference to a specific provision of the ETA or any such provincial legislation shall refer to any successor provision thereto of like or similar effect.

"Indemnified Party" has the meaning set out in subsection 10.3.

"Indemnifying Party" has the meaning set out in subsection 10.3.

"Intellectual Property" means all industrial or intellectual property in any jurisdiction, including: (a) trademarks, service marks, trade names, brand names, domain names and other identifying names or marks; (b) patents and patent rights; (c) registered and unregistered industrial designs; (d) trade secrets and other confidential or non-public business information, including ideas, formulae, compositions, inventor's notes, discoveries and improvements, know-

how, business processes and techniques, manufacturing and production processes and techniques, and research and development information (whether or not patentable), invention disclosures, unpatented blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans and supplier lists and information; (e) writings and other copyrightable works of authorship, including computer programs, data bases, business processes and documentation therefor, and all copyrights to any of the foregoing; (f) moral rights and waivers thereof; (g) internet protocol addresses and all other network addresses; (h) registrations of, and applications to register, any of the foregoing with any government authority and any renewals or extensions thereof; and (j) any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing.

"ITA" means the Income Tax Act (Canada), as amended from time to time.

"knowledge of the Vendor" and any equivalent expressions means the knowledge of those employees of the Vendor involved with the business conducted with the Purchased Assets who would reasonably be expected to have knowledge of the subject matter at hand, after due inquiry.

"Licensed Intellectual Property" means, collectively, the Licensed Know-How, the Licensed Patents and the Licensed Software.

"Licensed Know-How" means all of the trade secrets, know-how, confidential information and other intangible property and Intellectual Property rights owned by the Vendor, which are used by the Vendor as of the date of this Agreement in connection with the Purchased Assets, the Transferred Software and the Licensed Software (other than the Transferred Intellectual Property, the Licensed Patents, the Licensed Software, the Transferred Know-How, the Intellectual Property in the Assigned Third Party Software Licenses and commercially available software).

"Licensed Patents" means the patent applications described in Schedule 2.2(a).

"Licensed Software" means the rights of the Vendor in the Software listed in Schedule 2.2(b), along with the documentation described in Schedule 5.11(i) and designated as "Licensed Software".

"Losses", in respect of any matter, means all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including, without limitation, all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) arising directly as a consequence of such matter.

"Object Code" means compiled computer programming code, substantially or entirely in binary form, that is directly executable by a computer.

"Permits" has the meaning set out in subsection 4.6.

"Person" means an individual, corporation, partnership, joint venture, association, trust, pension fund, union, Authority or other entity.

"Purchase Price" has the meaning set out in subsection 3.1.

"Purchased Assets" has the meaning set out in subsection 2.1.

"Put and Call Agreement" means the Put and Call Agreement among the Parent, the Purchaser, Holdings, and the Vendor, in the form attached as Exhibit A.

"Registration Rights Agreement" means the Registration Rights Agreement among the Parent, the Vendor and Elumalite Technologies, Inc., in the form attached as Exhibit B.

"Rule 144" means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

"Samples" means the samples of products listed in Schedule 1.1C.

"SEC Reports" shall have the meaning ascribed to such term in subsection 5.13.

"Securities Act" means the United States Securities Act of 1933, as amended.

"Share Provisions" means the articles of incorporation of the Purchaser and any amendments thereto in the form attached as Exhibit C

"Software" means with respect to a particular computer software program, the Object Code and Source Code, together with all Intellectual Property rights in or relating thereto.

"Source Code" means the source code in human-readable language in such form that it can be compiled or interpreted into equivalent Object Code form, together with all technical information necessary for use, reproduction, modification and enhancement of the source code.

"Support Agreement" means the Support Agreement among the Purchaser, Holdings and Parent, in the form attached as Exhibit D.

"Time of Closing" means 11:00 a.m. (Toronto time) on the Closing Date, or such other time on the Closing Date as the Vendor and the Purchaser may mutually determine.

"Third Party Claim" has the meaning set out in subsection 10.3.

"Trading Market" means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the OTC Bulletin Board, the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market or the Nasdaq SmallCap Market.

"Transaction Agreements" means, collectively, this Agreement, the Voting Trust Agreement, the Support Agreement, the Put and Call Agreement, the Registration Rights Agreement and the terms and conditions of the Share Provisions.

"Transferred Core Software" means the rights of the Vendor in the Software described in Schedule 2.1(f)(B) and designated as "Core Software", along with the documentation described in Schedule 5.11(i) and designated as "Core".

"Transferred Intellectual Property" means, collectively, the Transferred Know-How, the Transferred Patents and the Transferred Software.

"Transferred Know-How" means all of the trade secrets, know-how, confidential information and other intangible property and Intellectual Property rights owned by the Vendor which are used by the Vendor as of the date hereof exclusively in connection with and required for the operation of the Transferred Patents and the Transferred Software.

"Transferred Non-Core Software" means the rights of the Vendor in the Software described in Schedule 2.1(f)(B) and designated as "Non-Core Software", along with the documentation described in Schedule 5.11(i) and designated as "Non-Core".

"Transferred Patents" means the patents and patent applications listed in Schedule 2.1(f)(A).

"Transferred Software" means collectively the Transferred Core Software and the Transferred Non-Core Software described in Schedule 2.1(f)(B).

"Vendor Shares" has the meaning set out in subsection 3.2.

"Voting Trust Agreement" means the Voting Trust Agreement among the Parent, the Purchaser and the Trustee named therein, in the form attached Exhibit E.

1.2             Currency

                Unless otherwise indicated, all dollar amounts in this Agreement are expressed in United States funds.

1.3             Sections and Headings

                The division of this Agreement into sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a Section or Schedule refers to the specified Section of or Schedule to this Agreement and any reference in this Agreement to a Section shall include a subsection of such Section, as applicable.

1.4             Number and Gender

                In this Agreement, words importing the singular number only shall include the plural and vice versa and words importing gender shall include all genders.

1.5             Entire Agreement

                This Agreement and the Transaction Documents constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

1.6             Time of Essence

                Time shall be of the essence in this Agreement.

1.7             Applicable Law

                This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Ontario [need to confirm] and the federal laws of Canada applicable therein and each party irrevocably attorns to the non-exclusive jurisdiction of the courts of such province and all courts competent to hear appeals therefrom.

1.8             Severability

                If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

1.9             Successors and Assigns

                This Agreement shall enure to the benefit of and shall be binding on and enforceable by the parties and, where the context so permits, their respective successors and permitted assigns. Neither party may assign any of its rights or obligations hereunder without the prior written consent of the other party.

1.10         Amendment and Waivers

                No amendment or waiver of any provision of this Agreement shall be binding on either party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise provided.

1.11         Schedules

                The following Schedules are attached to and form part of this Agreement:

Schedule 1.1C		Samples
Schedule 2.1(a)	-	Equipment
Schedule 2.1(b)	-	Assigned Contracts
Schedule 2.1(c)	-	Assigned Third Party Software Licences
Schedule 2.1(d)	-	Books and Records
Schedule 2.1(f)		Transferred Intellectual Property

Schedule 2.1(f)(A)	-	Transferred Patents
Schedule 2.1(f)(B)	-	Transferred Software
Schedule 2.2(a)	-	Licensed Patents
Schedule 2.2(b)	-	Licensed Software
Schedule 3.6	-	Assumed Liabilities
Schedule 5.6	-	Permits
Schedule 5.7(a)	-	Required Regulatory Consents
Schedule 5.7(b)	-	Required Contractual Consents
Schedule 5.8	-	Litigation
Schedule 5.11(a)	-	List of Intellectual Property
Schedule 5.11(b)(i)	-	Third Party Licences to Transferred Intellectual Property
Schedule 5.11(h)	-	Third Party Disclosures
Schedule 5.12		Transferred Software Documentation
Schedule 6.4	-	Purchaser Consents and Approvals
Schedule 6.6	-	Purchaser Litigation
Schedule 6.11-	-	Parent Consents and Approvals
Schedule 6.12-	-	Parent Litigation

SECTION 2
PURCHASE AND SALE OF PURCHASED ASSETS AND SUBSCRIPTION

2.1         Transfer of Purchased Assets

                Subject to the applicable provisions of this Agreement, the Vendor agrees to sell, assign and transfer to the Purchaser and the Purchaser agrees to purchase and assume from the Vendor, all right, title, obligations and interest of the Vendor in and to the following property and assets (collectively, the "Purchased Assets"):

(a)	Equipment. All of the Vendor's right, title and interest to the equipment described in Schedule 2.1 (a) (the "Equipment");

(b)	Assigned Contracts. All rights, benefits and obligations under the Contracts listed in Schedule 2.1 (b) (the "Assigned Contracts");

(c)	Assigned Third Party Software Licences. The full benefit of those third party software licenses described in Schedule 2.1(c), and, where applicable, machine readable media containing current copies of all object codes, data files, records and other information provided in connection with such third party software licenses and copies of all documentation in the possession of the Vendor, including documents setting out applicable license terms, operating procedures and error recovery procedures provided by third parties or prepared by the Vendor and necessary in connection with such licenses, to the extent that such third party software licenses are assignable (collectively, the "Assigned Third Party Software Licenses");

(d)	Books and Records. The Vendor's right and title to the Books and Records;

(e)	Samples. The Vendor's right and title to the Samples;
(f)	Transferred Intellectual Property. All of the Vendor's right, title and interest in and to the Transferred Intellectual Property, including, the Transferred Patents described in Schedule 2.1(f)(A) and the Transferred Software described in Schedule 2.1(f)(B); and

(g)	L.E.D. Screen. The Vendor's right and title to the proprietary indoor full color L.E.D screen with a pixel matrix of 240X320.

2.2         Licensed Intellectual Property

                Subject to the applicable provisions of this Agreement:

(a)	Licensed Patents. The Vendor hereby agrees to license to the Purchaser and the Purchaser hereby agrees to license from the Vendor, effective as of and from the Closing Date, an exclusive, transferable, irrevocable, fully-paid, license to make, have made, use, sell, have sold, import and distribute the subject matter of the Licensed Patents described in Schedule 2.2(a) for a term limited to the term of such License's Patent; and

(b)	Licensed Software. The Vendor hereby agrees to license to the Purchaser and the Purchaser hereby agrees to license from the Vendor, effective as of and from the Closing Date, an exclusive, transferable, irrevocable (except for breach), fully-paid Object Code license to use the Licensed Software described in Schedule 2.2(b).

     SECTION 3
PURCHASE PRICE

3.1            Purchase Price

                The aggregate purchase price (the "Purchase Price") payable by the Purchaser for the Purchased Assets and the license hereby granted in the Licensed Intellectual Property shall be equal to the value of the Exchangeable Shares issued in subsection 3.2 hereof and Cash Payment (as defined below), such sum being the aggregate fair market value of the Purchased Assets and the license of the Licensed Intellectual Property as at the Time of Closing.

3.2             Satisfaction of Purchase Price

                In full payment and satisfaction of the Purchase Price, the Purchaser hereby agrees to issue and deliver to the Vendor at the Time of Closing, cashier's checks in the amounts of $350,000 and CDN $50,000 (the "Cash Payment") and certificates representing 5,000,000 Exchangeable Shares (the "Vendor Shares") registered in the name of the Vendor.

3.3         Allocation of Purchase Price

                The Vendor and the Purchaser agree to negotiate in good faith the allocation of the Purchase Price among the Purchased Assets prior to the closing date 0 and to report the purchase and sale of the Purchased Assets and the license hereby granted in the Licensed Intellectual Property for all federal, provincial and local tax purposes in a manner consistent with such allocation.

3.4         Income Tax Elections

(a)	The Vendor and the Purchaser covenant and agree to jointly make and file an election in the prescribed form and within the prescribed time under subsection 85(1) of the ITA (and any related provision in any applicable provincial tax statute) and shall therein specify as the Vendor's proceeds of disposition and the Purchaser's cost of acquiring each Purchased Asset, such amounts (the "Elected Amount") as the Vendor may determine, subject to the several limitations of subsection 85(1) of the ITA.

(b)	The Vendor and the Purchaser agree that in no event will the Elected Amount in respect of any of the Purchased Assets be less than $1.00.

(c)	If the Vendor so requests, the Vendor and the Purchaser shall execute a joint election under subsection 20(24) of the ITA (and any related provision in a provincial taxing statute) in respect of amounts paid for undertaking future obligations.

3.5     Transfer Taxes

            The Purchaser shall be liable for and shall pay all federal and provincial sales taxes (including any GST, retail sales taxes and land transfer taxes) and all other taxes, duties, fees or other like charges of any jurisdiction payable in connection with the purchase of the Purchased Assets and the licence granted in the Licensed Intellectual Property. For greater certainty, the Vendor shall be responsible for all income taxes payable by the Vendor as a result of the transactions contemplated herein. The Purchaser and the Vendor agree to make the joint election under Section 167 of the ETA and its provincial equivalence in the prescribed form. Said election provides that no GST nor the provincial sales tax equivalent is payable under the present Agreement. In the event such tax is payable, the Purchaser shall be responsible for such tax. To the extent that the Purchaser claims an exemption from any Ontario retail sales tax with respect to any of the Purchased Assets or the licence granted in any of the Licenced Intellectual Property, the Purchaser shall provide to the Vendor, on the Closing Date, a duly completed purchase exemption certificate.

3.6     Assumed Liabilities

                The Purchaser hereby assumes, with effect as of the Closing Date, those liabilities of the Vendor listed in Schedule 3.6 an liabilities under the Assigned Contracts arising or to be paid or performed after the Closing Date (the "Assumed Liabilities"). The Purchaser shall not assume nor have any responsibility with respect to any debt or obligation of the Vendor except as specifically listed herein.

SECTION 4
REPRESENTATIONS AND WARRANTIES OF THE VENDOR

                The Vendor represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying on such representations and warranties in connection with its purchase of the Purchased Assets and the license hereby granted in the Licensed Intellectual Property:

4.1             Organization

                The Vendor is a corporation existing under the laws of Ontario and has the corporate power to own the Purchased Assets and to enter into this Agreement and to perform its obligations hereunder.

4.2             Authorization

                This Agreement has been duly authorized, executed and delivered by the Vendor and is a legal, valid and binding obligation of the Vendor, enforceable against the Vendor by the Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

4.3             No Other Agreements to Purchase

                No person other than the Purchaser has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Vendor of any of the Purchased Assets.

4.4             No Violation

                The execution and delivery of this Agreement by the Vendor and the consummation of the transactions herein provided for will not result in:

(a)	except for the requirement to give the required notices and to obtain the required consents described in Schedules 4.7(a) and 4.7(b), the material breach or violation of any of the provisions of, or constitute a material default under, or materially conflict with or cause the acceleration of any obligation of the Vendor under:

(i)	any Contract to which the Vendor is a party or by which it or its properties are bound;

(ii)	any provision of the constating documents or by-laws or resolutions of the board of directors (or any committee thereof) or shareholder of the Vendor;

(iii)	any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over the Vendor;

(iv)	any Permit; or

(v)	any Applicable Law; nor

(b)	the creation or imposition of any Encumbrance on any of the Purchased Assets.

4.5             Title

                The Purchased Assets (other than the Transferred Intellectual Property) are owned beneficially by the Vendor with good title thereto, free and clear of all Encumbrances.

4.6             Compliance with Laws; Permits

                The Vendor has complied in all material respects with all Applicable Laws applicable to the Purchased Assets. Schedule 4.6 sets out a complete and accurate list of all permits issued by Authorities, licenses, approvals, consents, registrations, certificates and other authorizations (collectively, the "Permits") held by or granted to the Vendor which are material to the Purchased Assets, and there are no other material Permits necessary for the Purchaser to use the Purchased Assets as currently used by the Vendor, or for the Vendor to own or lease the Purchased Assets in compliance with Applicable Law. All such Permits are valid, subsisting and in good standing and the Vendor is not in material default or breach of any Permit and, to the knowledge of the Vendor, no proceeding is pending or threatened to revoke or limit any Permits. The Vendor has provided a true and complete copy of each Permit listed in Schedule 4.6 and all amendments thereto to the Purchaser.

4.7             Consents and Approvals

(a)	Except as described in Schedule 4.7(a), there is no requirement to make any filing with or give any notice to any Authority, or obtain any Permit as a condition to the lawful consummation of the transactions contemplated by this Agreement other than those which relate solely to the identity of the Purchaser or the nature of any business carried on by the Purchaser.

(b)	There is no requirement under any Contract to which the Vendor is a party or by which it or its properties are bound to give any notice to, or to obtain the consent or approval of, any party to such agreement, instrument or commitment relating to the consummation of the transactions contemplated by this Agreement, except for the notifications, consents and approvals described in Schedule 4.7(b).

4.8          Litigation

                Except as described in Schedule 4.8, there are no actions, suits, proceedings, audits, investigations or complaints (whether or not purportedly on behalf of the Vendor) pending or, to the best of the knowledge of the Vendor, threatened, at law or in equity or before or by any Authority against the Vendor, which could affect the the Purchased Assets or result in an Encumbrance upon any of the Purchased Assets.

4.9         Residency

                The Vendor is a resident of Canada for purposes of the ITA.

4.10       GST Registration

              The Vendor is a registrant for purposes of the ETA whose registration number is 89380 8600 RT0001.

4.11         Intellectual Property

(a)	Intellectual Property. All patents, patent applications and software owned by the Vendor and required for the use of the Purchased Assets (as such business has been operated by the Vendor prior to the date of this Agreement) are listed in Schedule 4.11(a).

(b)	Title.

(i)	Other than the third party licensees of the Transferred Intellectual Property listed in Schedule 4.11(b)(i), the Vendor owns all right, title and interest in and to each item of the Transferred Patents, and all right, title and interest in and to each item of the Transferred Software and, to the knowledge of the Vendor, the Transferred Know-How, free and clear of all Encumbrances and any co-ownership interests. The Vendor has not authorized any Person to use, or granted any option to acquire any rights to, or licences to use, or sold, assigned or otherwise transferred, any of the Transferred Intellectual Property.

(ii)	Other than the third party licensees of the Transferred Intellectual Property listed in Schedule 4.11(b)(i) and, no notice from any other Person has been received by the Vendor that any Person has any right, title or interest in or to or right to use any of the Transferred Intellectual Property.

(iii)	The Vendor has the right to grant the licences hereby granted to each item of the Licensed Patents, and the right to grant the licences hereby granted to each item of the Licensed Software and Licensed Know-How.

(c)	Validity.

(i)	To the knowledge of the Vendor, the Transferred Intellectual Property and the Licensed Intellectual Property have not been used or enforced, or failed to be used or enforced by the Vendor, in a manner that would result in the non-renewal, abandonment, cancellation or unenforceability of any of the Transferred Intellectual Property or the Licensed Intellectual Property.

	(ii)	To the knowledge of the Vendor, all of the Transferred Intellectual Property and the Licensed Intellectual Property is in full force and effect.

	(iii)	The Vendor has not received notice that it has breached or is in default under any of the Assigned Third Party Software Licences.

(iv)	The Vendor has renewed or made applications for renewal within the applicable renewal periods for all registered Transferred Intellectual Property and for all of the Assigned Third Party Software Licences. The Vendor has not received written notice that any application for registration or issuance of any Transferred Intellectual Property or Licensed Intellectual Property by or for the benefit of the Vendor has been rejected. The Vendor has not received written notice that any Person has challenged the validity of or opposed the registration of any of the Transferred Patents or the Licensed Patents.

(d)	Claims Against Validity.

(i)	The Vendor has not received any written notice of any adverse claim or litigation and is not party to any litigation challenging the validity, ownership or enforceability of any of the Transferred Intellectual Property, the Licensed Property or the Assigned Third Party Software Licences, or the Vendor's right to use, assign or license (as applicable) the Transferred Intellectual Property or the Licensed Intellectual Property.

(ii)	To the knowledge of the Vendor, there are no facts which cast doubt on the validity or enforceability of any of the Transferred Intellectual Property or the Vendor's rights in the Licensed Intellectual Property other than usual doubts related to the possibility that an examiner or a Person opposed in interest may seek, as may occur in the ordinary course of the prosecution or enforcement of Intellectual Property rights, to narrow, disallow or challenge the validity or the scope of protection sought or obtained by the Vendor in such Intellectual Property.

(e)	Non-Infringement.

(i)	To the knowledge of the Vendor, the use of the Transferred Intellectual Property and the Licensed Intellectual Property does not infringe upon or breach any rights in the Intellectual Property of any other Person. As of the date hereof, the use of the Transferred Intellectual Property does not require the payment (other than as may be required in connection with the use of any commercial software which may be required for the use of the Transferred Intellectual Property and the Licensed Intellectual Property) of any royalty, fee or other payment or the conferral of any other benefit on another Person.

(ii)	The Vendor has not received any written notice of any adverse claim, litigation or assertion of infringement and the Vendor is not a party to any litigation alleging that the use of the Purchased Assets, as now carried on infringes upon or breaches the any rights in the Intellectual Property of any other Person.

(iii)	To the knowledge of the Vendor, there is no unauthorized use, infringement or misappropriation of any Transferred Intellectual Property and/or Licensed Intellectual Property by any Person. The Vendor has not covenanted or agreed with any Person not to sue or otherwise enforce any legal rights with respect to any of the Transferred Intellectual Property or Licensed Intellectual Property.

(f)	Protection of Rights. The Vendor has employed commercially reasonable measures to protect its rights in the Transferred Intellectual Property and to maintain the validity of its Intellectual Property rights therein.

4.12         Documentation.

                Schedule 4.12 contains a list of all documentation, user manuals, files, notes and records relating to the Transferred Software.

4.13         Assigned Contracts

(a)	The Vendor has complied in all material respects with all Assigned Contracts and is not in default thereunder. To the knowledge of the Vendor, the other parties to the Assigned Contracts have complied in all material respects with the terms thereof and are not in default thereunder.

4.14         Securities Representations

(a)	Investment Intent. The Vendor is entering into this Agreement for its own account and not with a view to any distribution of the Exchangeable Shares or Shares of Common Stock acquired by it, and it has no present arrangement to sell any of its Exchangeable Shares or shares of Common Stock to or through any Person, provided that this representation shall not be construed as an undertaking to hold any Exchangeable Shares or shares of Common Stock for any minimum or other specific term, and the Vendor reserves the right to dispose of its Exchangeable Shares or shares of Common Stock at any time in accordance with Applicable Law.

(b)	Sophistication. The Vendor has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Exchangeable Shares and the Common Stock. The Vendor acknowledges that an investment in the Exchangeable Shares and the Common Stock is speculative and involves a high degree of risk.

(c)	Access to Information. The Vendor has received or had access to all documents, records and other information pertaining to its investment in the Exchangeable Shares and the Common Stock that it has requested, including documents filed by the Parent under the Exchange Act, and has been given the opportunity to meet or have telephonic discussions with representatives of the Parent, to ask questions of them, to receive answers concerning the terms and conditions of this investment and to obtain information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of the information provided to the Vendor.

(d)	Manner of Sale. At no time was the Vendor presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general solicitation or advertising relating to the Parent or any investment in the Exchangeable Shares or the Common Stock.

SECTION 5
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE
PARENT

                The Purchaser and the Parent, jointly and severally represent and warrant to the Vendor as follows and acknowledge and confirm that the Vendor is relying on such representations and warranties in connection with its sale of the Purchased Assets in exchange for the Vendor Shares, and the license hereby granted in the Licensed Intellectual Property:

5.1             Organization

                    The Purchaser is existing under the laws of Canada and has the corporate power to enter into this Agreement and to perform its obligations hereunder and has the corporate power to enter into this Agreement and to perform its obligations hereunder.

5.2             Authorization

                    This Agreement has been duly authorized, executed and delivered by the Purchaser and is a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser by the Vendor in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may only be granted in the discretion of a court of competent jurisdiction. All necessary corporate action has been taken by the Purchaser to authorize the issuance of the Vendor Shares to the Vendor and upon receipt by the Purchaser of the Purchase Price, the Vendor Shares will be issued as fully paid and non-assessable shares.

5.3             No Violation

                    The execution and delivery of this Agreement by the Purchaser and the consummation of the transactions herein provided for will not result in the material breach or violation of any of the provisions of, or constitute a material default under, or materially conflict with or cause the acceleration of any obligation of the Purchaser under:

(a)	any Contract to which the Purchaser is a party or by which it is or its properties are bound;

(b)	any provision of the constating documents or by-laws or resolutions of the board of directors (or any committee thereof) of the Purchaser;

(c)	any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over the Purchaser; or

(d)	any law, statute, ordinance, regulation, rule, by-law, judgement, decree or order of any Authority having jurisdiction over the Purchaser.

5.4         Consents and Approvals

                Except as set out in Schedule 5.4, there is no requirement for the Purchaser to make any filing with or give any notice to any Authority, or obtain any Permit as a condition to the lawful consummation of the transactions contemplated by this Agreement. There is no requirement under any Contract to which the Purchaser is a party or by which it or its properties are bound to give any notice to, or to obtain the consent or approval of, any party to such Contract relating to the consummation of the transactions contemplated by this Agreement, the failure of which to provide such notice or obtain such consent would prevent the Purchaser from fulfilling its obligations under this Agreement.

5.5         GST Registration

                The Purchaser is a registrant for purposes of the ETA with a GST identification number.

5.6         Litigation

                Except as described in Schedule 5.6, there are no actions, suits, proceedings, audits, investigations or complaints (whether or not purportedly on behalf of the Purchaser) pending or, to the best of the knowledge of the Purchaser, threatened, at law or in equity or before or by any Authority against the Purchaser which adversely affects or challenges the legality, validity or enforceability of this Agreement, any of the Transaction Agreements or the Vendor Shares.

5.7         Organization

                The Parent is existing under the laws of the state of Nevada and has the corporate power to enter into this Agreement and to perform its obligations hereunder and has the corporate power to enter into this Agreement and to perform its obligations hereunder.

5.8         Authorization

                This Agreement has been duly authorized, executed and delivered by the Parent and is a legal, valid and binding obligation of the Parent, enforceable against the Parent by the Vendor in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may only be granted in the discretion of a court of competent jurisdiction. All necessary corporate action has been taken by the Parent to authorize the issuance of the Common Stock, into which the Exchangeable Shares of the Purchaser are exchangeable, to the Vendor and upon receipt by the Purchaser of the Purchase Price for the Vendor Shares and the exchange of the Exchangeable Shares for the Common Stock, the Common Stock will be issued as fully paid and non-assessable shares. The Parent has reserved from its duly authorized capital stock the maximum number of shares of Common Stock issuable pursuant to this Agreement and the Transaction Agreements.

5.9         No Violation

                The execution and delivery of this Agreement by the Parent and the consummation of the transactions herein provided for will not result in the material breach or violation of any of the provisions of, or constitute a material default under, or materially conflict with or cause the acceleration of any obligation of the Parent under:

(a)	any Contract to which the Parent is a party or by which it is or its properties are bound;

(b)	any provision of the charter documents or by-laws or resolutions of the board of directors (or any committee thereof) of the Parent;

(c)	any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over the Parent; or

(d)	any law, statute, ordinance, regulation, rule, by-law, judgement, decree or order of any Authority having jurisdiction over the Parent.

5.10         Consents and Approvals

                Except as set out in Schedule 5.10, there is no requirement for the Parent to make any filing with or give any notice to any Authority, or obtain any Permit as a condition to the lawful consummation of the transactions contemplated by this Agreement. There is no requirement under any Contract to which the Parent is a party or by which it or its properties are bound to give any notice to, or to obtain the consent or approval of, any party to such Contract relating to the consummation of the transactions contemplated by this Agreement, the failure of which to provide such notice or obtain such consent would prevent the Parent from fulfilling its obligations under this Agreement.

5.11         Litigation

                Except as described in Schedule 5.11, there are no actions, suits, proceedings, audits, investigations or complaints (whether or not purportedly on behalf of the Parent) pending or, to the best of the knowledge of the Parent, threatened, at law or in equity or before or by any Authority against the Parent which adversely affects or challenges the legality, validity or enforceability of this Agreement, any of the Transaction Agreements or the Common Stock for which the Exchangeable Shares are exchangeable. To the knowledge of the Parent, no director or officer of the Parent, is or has been the subject of any action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Parent, there is not pending or contemplated, any investigation by the Commission involving the Parent or any current or former director or officer of the Parent.

5.12         Capitalization

                The capitalization of the Parent is as described in the Parent's most recent periodic report filed with the Commission. The Parent has not issued any capital stock since such filing. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement and the Transaction Agreements. Except as a result of the purchase and sale of the Vendor Shares, there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any Common Stock, or contracts, commitments, understandings or arrangements by which the Parent is or may become bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock. The issue of the Common Stock upon exchange of the Exchangeable Shares will not obligate the Parent to issue shares of Common Stock or other securities to any Person (other than the Vendor) and will not result in a right of any holder of Parent securities to adjust the exercise, conversion, exchange or reset price under such securities.

5.13         SEC Reports; Financial Statements

                The Parent has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) of the Exchange Act, for the two years preceding the date hereof (or such shorter period as the Parent was required by law to file such material) (the foregoing materials, including the exhibits thereto, being collectively referred to herein as the "SEC Reports) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Parent included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved ("GAAP"), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Parent and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments

5.14         Listing and Maintenance Requirements

                The Parent has not, in the 12 months preceding the date hereof, received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Parent is not in compliance with the listing or maintenance requirements of such Trading Market. The Parent is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements

SECTION 6
SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES

6.1            Survival of Covenants, Representations and Warranties

                To the extent that they have not been fully performed at or prior to the Time of Closing, the covenants, representations and warranties contained in this Agreement and in all certificates and documents delivered pursuant to or contemplated by this Agreement shall survive the closing of the transactions contemplated hereby and shall continue for the applicable limitation period notwithstanding such closing nor any investigation made by or on behalf of the party entitled to the benefit thereof; provided, however, that the representations and warranties set out in Section 4 and Section 5 and the corresponding representations and warranties set out or incorporated in the certificate to be delivered pursuant to subsection 8.1(a) (other than those contained in Sections 4.1(Organization), 4.2 (Authorization), 4.3 (No Other Agreements to Purchase), 4.5 (Title)) shall terminate on the day that is eighteen (18) months after the Closing Date.

SECTION 7
COVENANTS

7.1             Access to Purchased Business and Purchased Assets

                The Vendor shall forthwith make available to the Purchaser and its authorized representatives and, if requested by the Purchaser, provide a copy to the Purchaser of, all title documents, Contracts, policies, plans, reports, licences, orders, Permits and all other documents, information and data relating to the Purchased Assets. The Vendor shall afford the Purchaser and its authorized representatives reasonable access to the Purchased Assets. At the request of the Purchaser, the Vendor shall execute such consents, authorizations and directions as may be necessary to permit any inspection of the Purchased Assets or to enable the Purchaser or its authorized representatives to obtain full access to all files and records relating to any of the Purchased Assets maintained by Authorities. At the Purchaser's request, the Vendor shall cooperate with the Purchaser in arranging any such meetings as the Purchaser may reasonably request with employees, auditors, accountants, solicitors or any other persons engaged or previously engaged to provide services to the Vendor who have knowledge of matters relating to the Purchased Assets. The exercise of any rights of inspection by or on behalf of the Purchaser under this Section 7.1 shall not mitigate or otherwise affect the representations and warranties of the Vendor hereunder which shall continue in full force and effect as provided in subsection 6.1.

7.2             Delivery of Books and Records

                At the Time of Closing, pursuant to subsection 9.1 there shall be delivered to the Purchaser by the Vendor copies of such Books and Records relating to the Purchased Assets as the Purchaser may reasonably request, to the extent such Books and Records have been retained by the Vendor. The Purchaser agrees that it will preserve the Books and Records so delivered to it for a period of six years from the Closing Date, or for such longer period as is required by any applicable law, and will permit the Vendor or its authorized representatives reasonable access thereto in connection with the affairs of the Vendor relating thereto, but the Purchaser shall not be responsible or liable to the Vendor for or as a result of any accidental loss or destruction of or damage to any such Books and Records.

7.3             Delivery of Conveyancing Documents

                The Vendor shall deliver to the Purchaser all necessary deeds, conveyances, bills of sale, assurances, transfers, assignments and any other documentation necessary or reasonably required to transfer the Purchased Assets to the Purchaser with a good title, free and clear of all Encumbrances.

7.4             Assigned Contracts

(a)	Consent Cannot be Obtained. The Vendor shall, for a period of 6 months after the Closing Date, use its commercially reasonable efforts to obtain all consents and waivers necessary to assign the Assigned Contracts and Assigned Third Party

Software Licences to the Purchaser. Notwithstanding anything above, commercially reasonable efforts do not include the Vendor being required to pay consideration to obtain consents and waivers. In any case where a consent required under a Contract referred to in Schedule 2.1 (b) shall be refused or otherwise not obtained or where such Contract cannot be assigned, leased, subleased, sub-licensed or transferred to the Purchaser:

(i)	(to the extent permissible under the relevant Contract) the Vendor shall provide or cause to be provided to the Purchaser the benefit of the Contract (including the use of software under Assigned Third Party Software Licences), or the relevant portions thereof, take all commercially reasonable actions and cause to be done all commercially reasonable actions at the request of the Purchaser to preserve the value of the Contract and shall deliver or caused to be delivered to the Purchaser any monies, goods or other benefits received thereunder as agent of and trustee for the Purchaser and shall, immediately upon receipt of the same, account for and pay or deliver to the Purchaser all such monies, goods and other benefits;

(ii)	the Vendor shall take all commercially reasonable efforts to enforce all rights of the Vendor under any such Contract against the other party or parties hereto;

(iii)	(to the extent permissible under the relevant Contract) the Purchaser shall perform the Contract, on its respective terms and conditions; and

(iv)	the Vendor shall use its commercially reasonable efforts to reach a mutually acceptable solution to enable the Purchaser to obtain the benefit of such Contract (for greater certainty, nothing in this Section 7.4 shall require the Vendor to purchase any license to any Software, that is the subject of the Assigned Third Party Software Licences, on behalf of the Purchaser).

(b)	Consents Obtained After Closing Date. In the event that there are any Assigned Contracts or Assigned Third Party Software Licences which have not been assigned to the Purchaser at the Time of Closing and such contracts are assigned to the Purchaser within three (3) months of the Closing Date, the Purchaser shall reimburse the Vendor for the benefit of any prepaid expenses in connection with such contracts existing at the time of such assignment.

7.5         Bulk Sales Act

                The Purchaser shall comply with the Bulk Sales Act (Ontario) in respect of the transaction contemplated hereby.

7.6         Furnishing of Information

                As long as the Vendor owns Vendor Shares or Common Stock, the Parent covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Parent after the date hereof pursuant to the Exchange Act. Upon the request of any such holder of Common Stock, the Parent shall deliver to such holder a written certification of a duly authorized officer as to whether it has complied with the preceding sentence. As long as the Vendor owns Common Stock, if the Parent is not required to file reports pursuant to the Exchange Act, it will prepare and furnish to the Vendor and make publicly available in accordance with Rule 144(c) such information as is required for the Vendor to sell the Common Stock under Rule 144. The Parent further covenants that it will take such further action as any holder of Common Stock may reasonably request, all to the extent required from time to time to enable such Person to sell such Common Stock without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

SECTION 8
CONDITIONS OF CLOSING

8.1            Conditions of Closing in Favour of the Purchaser

                The purchase and sale of the Purchased Assets is subject to the following terms and conditions for the exclusive benefit of the Purchaser, to be performed or fulfilled at or prior to the Time of Closing:

(a)	Representations and Warranties. The representations and warranties of the Vendor contained in this Agreement shall be true and correct at the Time of Closing in all material respects (except where a representation and warranty contains a materiality qualification, in which case the representation and warranty shall be true and correct at the Time of Closing in all respects) with the same force and effect as if such representations and warranties were made at and as of such time, and a certificate executed by the Vendor, dated the Closing Date, to that effect shall have been delivered to the Purchaser, such certificate to be in form and substance satisfactory to the Purchaser, acting reasonably;

(b)	Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Vendor at or before the Time of Closing shall have been complied with or performed in all material respects, and a certificate executed by a senior officer of the Vendor, dated the Closing Date, to that effect shall have been delivered to the Purchaser, such certificate to be in form and substance satisfactory to the Purchaser, acting reasonably;

(c)	Regulatory Consents. There shall have been obtained from all appropriate Authorities such consents and approvals as are required to be obtained by the Vendor to permit the change of ownership of the Purchased Assets contemplated hereby, including, without limitation, those described in Schedule 4.7(a), in each case in form and substance satisfactory to the Purchaser, acting reasonably;

(d)	Contractual Consents. Subject to Section 7.4 , the Vendor shall have given or obtained the notices, consents and approvals described in Schedule 4.7(b), in each case in form and substance satisfactory to the Purchaser, acting reasonably;

(e)	No Action or Proceeding. No legal or regulatory action or proceeding shall be pending or threatened by any person against the Transferred Intellectual Property and the Licensed Intellectual Property or to enjoin, restrict or prohibit the purchase and sale of the Purchased contemplated hereby or the performance of any party's obligations under any agreement contemplated in this Agreement to be executed and delivered by either party at the Time of Closing;

(f)	No Material Damage. No material damage by fire or other hazard to the whole or any material part of the Purchased Assets shall have occurred prior to the Time of Closing;

(g)	No Encumbrances. All Encumbrances on the Purchased Assets, except Permitted Encumbrances shall have been validly discharged;

(h)	Employment of Michael Singh. The Purchaser shall have entered into an employment agreement with Michael Singh in the forms attached Exhibit F it; and

(i)	Transaction Agreements. The Transaction Agreements shall have been entered into by the parties thereto, in a form satisfactory to the parties thereto, acting reasonably.

                 If any of the conditions contained in this subsection 8.1 shall not be performed or fulfilled at or prior to the Time of Closing to the satisfaction of the Purchaser, acting reasonably, the Purchaser may, by notice to the Vendor, terminate this Agreement and the obligations of the Vendor and the Purchaser under this Agreement shall be terminated. Any such condition may be waived in whole or in part by the Purchaser without prejudice to any claims it may have for breach of covenant, representation or warranty.

8.2         Conditions of Closing in Favour of the Vendor

                The purchase and sale of the Purchased Assets is subject to the following terms and conditions for the exclusive benefit of the Vendor, to be performed or fulfilled at or prior to the Time of Closing:

(a)	Representations and Warranties. The representations and warranties of the Purchaser and the Parent contained in this Agreement shall be true and correct in all material respects at the Time of Closing (except where a representation and warranty contains a materiality qualification, in which case the representation and warranty shall be true and correct at the Time of Closing in all respects) with the same force and effect as if such representations and warranties were made at and as of such time, and a certificate executed by the Purchaser, and a certificate executed by the Parent, each dated the Closing Date, to that effect shall have been delivered to the Vendor, such certificates to be in form and substance satisfactory to the Vendor, acting reasonably;

(b)	Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser or the Parent at or before the Time of Closing shall have been complied with or performed in all material respects, and a certificate executed by a senior officer of the Purchaser, and a certificate executed by a senior officer of the Parent, each dated the Closing Date, to that effect shall have been delivered to the Vendor, such certificates to be in form and substance satisfactory to the Vendor, acting reasonably;

(c)	No Action or Proceeding. No legal or regulatory action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the purchase and sale of the Purchased Assets contemplated hereby or the performance of any party's obligations under any agreement contemplated in this Agreement to be executed and delivered by either party at the Time of Closing;

(d)	Transaction Agreements. The Transaction Agreements shall have been entered into by the parties thereto, and in the case of the Share Provisions, adopted by the Purchaser, in a form satisfactory to the Vendor, acting reasonably;

(e)	Share Certificate. The Purchaser shall have delivered to the Vendor certificates representing the Vendor Shares registered in the name of the Vendor; and

(f)	Cash Payment. The Purchaser shall have delivered to the Vendor the Cash Payment in accordance with subsection 3.2 hereof.

     If any of the conditions contained in this subsection 8.2 shall not be performed or fulfilled at or prior to the Time of Closing to the satisfaction of the Vendor, acting reasonably, the Vendor may, by notice to the Purchaser, terminate this Agreement and the obligations of the Vendor and the Purchaser under this Agreement shall be terminated. Any such condition may be waived in whole or in part by the Vendor without prejudice to any claims it may have for breach of covenant, representation or warranty.

SECTION 9
CLOSING DATE AND TRANSFER OF POSSESSION

9.1             Place of Closing

                The closing of the purchase and sale of the Purchased Assets shall take place at the Time of Closing at the Toronto offices Hodgson Russ LLP

9.2             Further Assurances

                From time to time subsequent to the Closing Date, each party to this Agreement covenants and agrees that it will at all times after such date, at the expense of the requesting party, promptly execute and deliver all such documents, including, without limitation, all such additional conveyances, transfers, assignments, consents and other assurances and do all such other acts and things as the other party, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.

     SECTION 10
 INDEMNIFICATION

10.1             Indemnification by the Vendor

                The Vendor agrees to indemnify and save harmless the Purchaser from all Losses suffered or incurred by the Purchaser as a result of or arising directly or indirectly out of or in connection with:

(a)	any breach by the Vendor of or any inaccuracy in any representation or warranty of the Vendor contained in this Agreement or in any agreement, certificate or other closing document delivered pursuant hereto (provided that the Vendor shall not be required to indemnify or save harmless the Purchaser in respect of any breach of or inaccuracy in any representation or warranty unless the Purchaser shall have provided notice to the Vendor in accordance with subsection 10.3 on or prior to the expiration of the applicable time period related to such representation and warranty as set out in Section 66);

(b)	any breach or non-performance by the Vendor of any covenant to be performed by it which is contained in this Agreement or in any agreement, certificate or other closing document delivered pursuant hereto; and

(c)	any liabilities, obligations or commitments of the Vendor related to the Purchased Assets, existing at or prior to the Time of Closing or arising from or relating to the period prior to the Time of Closing (provided however that any such liabilities, obligations or commitments, to the extent that they arise from or relate to the period after the Time of Closing, shall be the responsibility of the Purchaser);.

provided that the indemnity by the Vendor pursuant to this Section 10.1 shall not be for any Losses in connection with liabilities, obligations or commitments related to the Assigned Contracts arising after the Time of Closing.

10.2         Indemnification by the Purchaser

                The Purchaser and the Parent agree to jointly and severally indemnify and save harmless the Vendor from all Losses suffered or incurred by the Vendor as a result of or arising directly or indirectly out of or in connection with:

(a)	any breach by the Purchaser of or any inaccuracy in any representation or warranty contained in this Agreement or in any agreement, instrument, certificate or other closing document delivered pursuant hereto (provided that the Purchaser shall not be required to indemnify or save harmless the Vendor in respect of any breach of or inaccuracy in any representation or warranty unless the Vendor shall have provided notice to the Purchaser in accordance with subsection 10.3 on or prior to the expiration of the applicable time period related to such representation and warranty as set out in Section 6);

(b)	any breach or non-performance by the Purchaser of any covenant to be performed by it which is contained in this Agreement or in any agreement, certificate or other closing document delivered pursuant hereto, including any breach or non performance by the Purchaser of any covenant to be performed after the Time of Closing in connection with the Assigned Contracts ; and

(c)	the operations of the Purchased Assets after the Time of Closing including, without limitation, any failure by the Purchaser to pay, satisfy, discharge, perform or fulfil any of the Assumed Liabilities;

10.3         Notice of Claim

                In the event that a party (the "Indemnified Party") shall become aware of any claim, proceeding or other matter (a "Claim") in respect of which the other party (the "Indemnifying Party") has agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (a "Third Party Claim") or whether the Claim does not so arise (a "Direct Claim"), and shall also specify with reasonable particularity (to the extent that the information is available), the factual basis for the Claim and the amount of the Claim, if known. If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time effectively to contest the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party's failure to give such notice on a timely basis.

10.4         Direct Claims

                With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have thirty (30) Business Days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such thirty-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim. If the parties are unable to resolve the dispute within a reasonable time, and in any event within thirty (30) Business Days of such written request (or a mutually agreed upon extension thereof), the dispute shall, at the request of either party, be referred to binding arbitration in accordance with the provisions of Schedule 10.4.

10.5        Third Party Claims

                With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party's out-of-pocket expenses as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and the representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences). If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control at the expense of the Indemnifying Party, and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

10.6         Settlement of Third Party Claims

                If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of the Indemnifying Party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason.

10.7         Co-operation

                The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

10.8         Exclusivity

                The provisions of this Section 10shall apply to any Claim for breach of any covenant, representation, warranty, indemnity or other provision of this Agreement or any agreement, certificate or other document delivered pursuant to this Agreement (other than a claim for specific performance or injunctive relief) with the intent that all such Claims shall be subject to the limitations and other provisions contained in this Section 10.

10.9         Taxes

                All references in this Section 10 to Losses shall exclude GST to the extent that input tax credits are available therefor. If the Vendor and the Purchaser, acting reasonably, determine that any payment (the "Payment") made pursuant to this Section 10 is subject to GST or is deemed by the ETA to be inclusive of GST, or is subject to any other tax, the Indemnifying Party agrees to pay to the Indemnified Party, in addition to the Payment, an amount equal to the GST or other tax payable in connection with such Payment and such additional amount.

     SECTION 11
MISCELLANEOUS

11.1         Neutral Construction

                The Parties represent and agree that the final terms of this Agreement are the product of fair and arm's length negotiations between the Parties, each of whom has sought and received legal advice from counsel of its own choosing with regard to its contents and the rights and obligations affected hereby. The Parties agree that this Agreement shall therefore be deemed to have been drafted by them jointly and equally, and that the provisions of this Agreement should not be construed against either Party for reason that such Party had a greater degree of drafting responsibility for such provision(s).

11.2         Notices.

(a)	Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered by personal delivery, by over night courier, by telecopy or similar means of recorded electronic communication or by registered mail addressed as follows:

If to the Vendor:

2024069 Ontario Inc.
c/o The DVT Group
1270 Aerowood Drive
Mississauga, Ontario L4W 1B7

Attention: Mrs. Sanyogta Singh
Fax No.: (905) 238-2666

If to the Purchaser:

NeutronEnterprises, Inc.
1801 Century Park East
Suite 2500
Los Angeles, CA 90067
Attention: Chief Executive Officer
Fax: 514-942-1933

(b)	Any such notice or other communication delivered by personal delivery or overnight courier shall be deemed to have been given and received on the day on which it was delivered (or, if such day is not a Business Day, on the next following Business Day), and if transmitted by telecopier, on the day of transmission thereof if such day is a Business Day and is received before 5:00 pm (local time to the recipient) or otherwise on the next Business Day after the day of transmittal, provided that the party so transmitting the notice has received confirmation of its successful transmittal, and if mailed or sent by registered mail, on the fifth Business Day following the date of mailing; provided, however, that if at the time of mailing or within three Business Days thereafter there is or occurs a labour dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means personal delivery, telecopier or recorded electronic communication as aforesaid.

(c)	Either party may at any time change its address for service from time to time by giving notice to the other party in accordance with this subsection 11.2.

11.3         Commissions, etc

                Each party agrees to indemnify and save harmless the other party from and against all Losses suffered or incurred in respect of any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for or on behalf of the other party.

11.4         Consultation

                The parties shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the transactions contemplated hereby and, except as required by any applicable law or regulatory requirement, neither of them shall issue any such press release or make any such public announcement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

11.5         Disclosure

                Prior to any public announcement of the transaction contemplated hereby pursuant to subsection 11.4, neither party shall disclose this Agreement or any aspects of such transaction except to its board of directors, its senior management, its legal, accounting, financial or other professional advisors, any financial institution or other investor contacted by it with respect to any financing required in connection with such transaction and counsel to such institution or other investor, or as may be required by any applicable law or any regulatory authority or stock exchange having jurisdiction.

11.6         Reasonable Commercial Efforts

                The parties acknowledge and agree that, for all purposes of this Agreement, an obligation on the part of either party to use reasonable commercial efforts to obtain any waiver, consent, approval, permit, licence or other document shall not require such party to make any payment to any person for the purpose of procuring the same, other than payments for amounts due and payable to such person, payments for incidental expenses incurred by such person and payments required by any applicable law or regulation.

11.7         Counterparts

                This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument. Execution may be made by facsimile signature which, for all purposes, shall be deemed to be an original.

11.8         Language

                This Agreement has been drawn up in English at the express wish of the parties. A la volonté expresse des parties, ce contrat a été redigé en anglais.

                IN WITNESS WHEREOF this Agreement has been executed by the parties.

2024069 ONTARIO INC.
Per:
Name:
Title:

4234251 Canada Inc.

Per:
Name:
Title:

4234260 Canada Inc.

Per:
Name:
Title:

NEUTRON ENTERPRISES, INC.

Per:
Name:
Title: